EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2022 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, May 10, 2022: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2022. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company’s common stock, unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
First Quarter 2022 Activity:
•Portfolio Activity—Lease Renewals: Executed seven new lease agreements on certain of our farms in four different states (CA, CO, MI, and NE) that are expected to result in an aggregate decrease in annual net operating income of approximately $580,000 from that of the prior leases. The majority of this decrease is due to one lease renewal pursuant to which we agreed to pay a fixed amount to cover the majority of the farm's operating expenses in exchange for adding a significant participation rent component to the lease, the result of which will not be known until later in 2022. Excluding this lease renewal, the other lease renewals executed during the quarter are expected to result in an aggregate increase in annual net operating income of approximately $55,000, or 2.8%, from that of the prior leases.
•Debt Activity:
◦New Long-term Borrowings: Received approximately $5.1 million in total proceeds from new long-term borrowings secured from two different lenders. On a weighted-average basis, these loans will bear interest at an expected effective interest rate of 3.46% and are fixed for the next 9.2 years.
◦MetLife Facility: Increased the size of our credit facility with Metropolitan Life Insurance Company ("MetLife") through the addition of a new $100.0 million long-term note payable.
◦Interest Patronage: Recorded approximately $2.8 million of interest patronage, or refunded interest, related to our 2021 borrowings from various Farm Credit associations (collectively, “Farm Credit”), which resulted in a 29.9% reduction (approximately 137 basis points) to the stated interest rate on such borrowings.
•Equity Activity:
◦Series C Preferred Stock: Sold 1,548,931 shares of our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) for net proceeds of approximately $35.2 million.
◦Common Stock—ATM Program: Sold 310,055 shares of our common stock for net proceeds of approximately $10.3 million under our "at-the-market" program (the "ATM Program").
•Increased and Paid Distributions: Increased the distribution run rate on our common stock (including OP Units held by non-controlling OP Unitholders) by a total of 0.22% and paid monthly cash distributions totaling $0.1359 per share of common stock during the three months ended March 31, 2022.
First Quarter 2022 Results:
Net income for the quarter was approximately $1.2 million, compared to approximately $2.0 million in the prior quarter. Net loss to common stockholders during the quarter was approximately $2.7 million, or $0.08 per share, compared to approximately $1.4 million, or $0.04 per share, in the prior quarter. AFFO was approximately $6.4 million for the current quarter, compared to $6.7 million in the prior quarter, while AFFO per common share was approximately $0.19 for the current quarter, compared to $0.20 for the prior quarter. Common stock dividends declared were approximately $0.136 per share for both quarters. The decrease in AFFO was primarily driven by higher participation rents recorded during the prior quarter, partially offset by interest patronage recorded during the current quarter.
Total cash lease revenues decreased by approximately $2.7 million, primarily driven by approximately $3.4 million of participation rents recorded during the prior quarter (versus none in the current quarter), partially offset by a quarter-over-quarter increase in fixed base cash rents of approximately $707,000, or 3.8%, primarily due to additional rental receipts from recent acquisitions. Aggregate related-party fees decreased by approximately $409,000 from the prior quarter, primarily driven by a lower incentive fee earned by our investment adviser during the current quarter (due to our pre-incentive fee FFO surpassing the required hurdle rate by a lower margin than in the prior quarter), partially offset by a higher base management fee incurred during the current quarter (due to additional asset acquisitions completed during the prior quarter). Excluding related-party fees, our recurring core operating expenses increased by approximately $416,000 from the prior quarter due to increases in certain property operating expenses and general and administrative costs. The increase in property operating expenses was primarily driven by higher property tax obligations on certain properties and annual state filing fees incurred during the current quarter. General and administrative expenses were higher primarily due to an increase in professional fees, particularly audit and appraisal fees, and additional director fees expensed during the current quarter. The overall decrease in net operating income was partially offset by approximately $2.8 million of interest patronage recorded during the current quarter, versus none in the prior quarter. Additionally, dividends declared on our Series C Preferred Stock increased due to additional stock issuances during and since the prior quarter.
Cash flows from operations for the current quarter decreased by approximately $4.5 million from the prior quarter, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases (particularly with respect to certain participation rent payments), partially offset by interest patronage received during the current quarter from Farm Credit. Our estimated NAV per share increased by $1.23 from the prior quarter to $15.54 at March 31, 2022, primarily driven by a decrease in the fair value of our fixed, long-term borrowings due to increases in market interest rates, valuation increases in certain of our farms that were re-appraised during the current quarter, and common equity issuances at net offering prices above our estimated NAV per common share at December 31, 2021.
Subsequent to March 31, 2022:
•Debt Activity—New Long-term Borrowings: Received $4.8 million in proceeds from new long-term borrowings previously secured from an existing lender. This loan will bear interest at an expected effective interest rate of 2.89% and is fixed for the next 4.9 years.
•Equity Activity:
◦Series C Preferred Stock: Sold 665,138 shares of our Series C Preferred Stock for net proceeds of approximately $15.1 million.
◦OP Units: Paid approximately $7.7 million to redeem 204,778 OP Units.
•Increased Distributions:  Increased our distribution run rate by 0.22%, declaring monthly cash distributions of $0.0454 per share of common stock (including OP Units held by non-controlling OP Unitholders, if any) for each of April, May, and June 2022.  This marks our 26th distribution increase over the past 29 quarters, during which time we have increased the distribution run rate by 51.3%.
Comments from David Gladstone, President and CEO of Gladstone Land:  “The results this quarter showed the full impact of about $147 million of acquisitions that occurred during the last quarter of 2021. While we were not active on the acquisition front this past quarter, we have been busy replenishing our backlog of potential farm acquisitions. Given the level of uncertainty surrounding the current economic environment, we believe now is a time to be somewhat conservative with our capital and thus have been a bit more selective with our acquisitions recently. However, we do have few farms that we are hopeful of closing on over the next several months. We continue to see appreciation in the value of most of our farms, particularly those in the western U.S. We believe this reflects strongly on our pre-acquisition due diligence process, which always starts with a comprehensive water analysis. We continue to actively monitor the ongoing drought in the western U.S., and all of our farms continue to have sufficient water at this time. We are looking forward to the participation rents coming in towards the end of this year and to another successful year overall.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2022	12/31/2021	($ / #)	(%)
Operating Data:
Total operating revenues	$19,943	$22,800	$(2,857)	(12.5)%
Total operating expenses	(13,364)	(13,005)	(359)	2.8%
Other expenses, net	(5,392)	(7,807)	2,415	(30.9)%
Net income	$1,187	$1,988	$(801)	(40.3)%
Less: Aggregate dividends declared on Series B and Series C Preferred Stock(1)	(3,915)	(3,422)	(493)	14.4%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(2,728)	(1,434)	(1,294)	90.2%
Plus: Real estate and intangible depreciation and amortization	8,346	7,903	443	5.6%
Plus: Losses on dispositions of real estate assets, net	976	695	281	40.4%
Adjustments for unconsolidated entities(2)	26	10	16	160.0%
FFO available to common stockholders and non-controlling OP Unitholders	6,620	7,174	(554)	(7.7)%
Plus: Acquisition- and disposition-related expenses	109	171	(62)	(36.3)%
Plus: Other nonrecurring receipts, net(3)	(49)	(68)	19	(27.9)%
CFFO available to common stockholders and non-controlling OP Unitholders	6,680	7,277	(597)	(8.2)%
Net adjustment for normalized cash rents(4)	(719)	(884)	165	(18.7)%
Plus: Amortization of debt issuance costs	271	266	5	1.9%
Plus: Other non-cash charges, net(5)	149	82	67	81.7%
AFFO available to common stockholders and non-controlling OP Unitholders	$6,381	$6,741	$(360)	(5.3)%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	34,285,002	33,744,962	540,040	1.6%
Weighted-average common non-controlling OP Units outstanding	204,778	204,778	—	—%
Weighted-average total common shares outstanding	34,489,780	33,949,740	540,040	1.6%

Diluted net loss per weighted-average total common share	$(0.079)	$(0.042)	$(0.037)	87.3%
Diluted FFO per weighted-average total common share	$0.192	$0.211	$(0.019)	(9.2)%
Diluted CFFO per weighted-average total common share	$0.194	$0.214	$(0.020)	(9.6)%
Diluted AFFO per weighted-average total common share	$0.185	$0.199	$(0.014)	(6.8)%
Cash distributions declared per total common share	$0.136	$0.136	$0.000	0.2%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,317,870	$1,321,311	$(3,441)	(0.3)%
Total assets	$1,385,748	$1,351,550	$34,198	2.5%
Total indebtedness(7)	$724,269	$732,048	$(7,779)	(1.1)%
Total equity	$631,925	$589,066	$42,859	7.3%
Total common shares outstanding (fully diluted)	34,724,846	34,414,791	310,055	0.9%

Other Data:
Cash flows from operations	$7,553	$12,021	$(4,468)	(37.2)%
Farms owned	164	164	—	—%
Acres owned	112,542	112,542	—	—%
Occupancy rate(8)	100.0%	100.0%	—%	—%
Farmland portfolio value	$1,476,836	$1,463,651	$13,185	0.9%
NAV per common share	$15.54	$14.31	$1.23	8.6%
(1)Includes (i) cash dividends paid on our Series B and Series C Preferred Stock, (ii) the value of additional shares of Series C Preferred Stock issued pursuant to the dividend reinvestment program, and (iii) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed.

(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities during the period.
(3)Consists of insurance recoveries (net of the cost of related repairs expensed) related to damage caused to certain buildings by natural disasters on certain of our properties.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.
(5)Consists of (i) the pro-rata write-off of offering costs related to shares of Series C Preferred Stock that were redeemed, which were noncash charges, (ii) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), and (iii) our remaining pro-rata share of income (loss) recorded from investments in unconsolidated entities during the period.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, May 11, 2022, at 8:30 a.m. (EDT) to discuss its earnings results.  Please call (877) 407-9046 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through May 18, 2022.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13727663.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company’s website.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers.  The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 164 farms, comprised of approximately 113,000 acres in 15 different states and 45,000 acre-feet of banked water in California, valued at a total of approximately $1.5 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. Approximately 40% of the Company’s fresh produce acreage is either organic or in transition to become organic, and over 10% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 111 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 26 times over the prior 29 quarters, and the current per-share distribution on its common stock is $0.0454 per month, or $0.5448 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com;
•Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$631,925
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(1,317,870)
Plus: estimated fair value of real estate holdings(2)	1,476,836
Net fair value adjustment for real estate holdings		158,966
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	724,169
Less: fair value of aggregate long-term indebtedness(3)(4)	(695,173)
Net fair value adjustment for long-term indebtedness		28,996
Estimated NAV		819,887
Less: aggregate fair value of Series B Preferred Stock and Series C Preferred Stock(5)		(280,388)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$539,499
Total common shares and non-controlling OP Units outstanding(6)		34,724,846
Estimated NAV per common share and non-controlling OP Unit		$15.54
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of March 31, 2022.
(5)The Series B Preferred Stock was valued based on its closing stock price as of March 31, 2022, while the Series C Preferred Stock was valued at its liquidation value.
(6)Includes 34,520,068 shares of common stock and 204,778 OP Units held by non-controlling OP Unitholders.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 22, 2022, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Gladstone Land Corporation, +1-703-287-5893